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                                                                    EXHIBIT 12.1


                     CKE RESTAURANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                       Twenty-eight Weeks Ended
                                                       -------------------------
                                                       August 14,      August 9,
                                                          2000           1999
                                                       ----------      ---------
Earnings before fixed charges:
    Income before income taxes and
      extraordinary item .........................      $(26,718)      $ 48,405
Fixed charges ....................................        54,116         45,211
                                                        --------       --------
                                                        $ 27,398       $ 93,716
                                                        ========       ========

Fixed charges:
    Interest expense .............................      $ 37,245       $ 29,170
    Interest component of rent expense (1) .......        16,871         16,041
                                                        --------       --------
                                                        $ 54,116       $ 45,211
                                                        ========       ========

Ratio of earnings to fixed charges ...............          0.5x           2.1x
                                                        ========       ========

----------

(1) Calculated as one-third of total rent expense



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